JF China Region Fund, Inc.

		     	 SECRETARY'S CERTIFICATE


The undersigned hereby certifies that he is the Secretary of the JF China Region Fund, Inc. (the "Fund"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Directors of the Fund, including a majority of the Trustees who are not interested persons of the Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 15th day of September, 2011 and that said resolutions are in full force and effect:

IT WAS RESOLVED THAT a D&O insurance policy, written by St. Paul Fire and Marine Insurance Company for an aggregate limit of liability of $3,000,000 and based on an annual premium of $36,000, be and is hereby approved for the period 30th September 2011 to 30th September 2012.

IT WAS RESOLVED THAT a Fidelity Bond, written by St. Paul Fire and Marine Insurance Company for a per loss limit of liability of $525,000 and based on an annual premium of $3,170, be and is hereby approved for the period 30th September 2011 to 30th September 2012.

IT WAS RESOLVED THAT the officers of the Fund be, and each of them hereby is, authorized to increase or decrease the amount of the Fidelity Bond from time to time in order to enable the Fund to remain in compliance with the 1940 Act and the rules thereunder.

IT WAS RESOLVED THAT the proper officers of the Fund be, and each of them hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.


Dated this 16th day of December, 2011

						/s/Chris Legg
						_______________________
						Chris Legg
						Secretary